Exhibit 99.1

CONTACTS:	John Milligan
(650) 522-5756

Susan Hubbard
(650) 522-5715

For Immediate Release

GILEAD SCIENCES ANNOUNCES SECOND QUARTER 2007 FINANCIAL RESULTS

- Record Product Sales of $905 Million, Up 53 Percent over Second Quarter 2006 -

- Total Revenues of $1.0 Billion, Up 53 Percent over Second Quarter 2006 -

- Second Quarter EPS of $0.42 per Share -

- Second Quarter Non-GAAP EPS of $0.46 per Share,

Excluding Stock-based Compensation Expense -

Foster City, CA, July 19, 2007—Gilead Sciences, Inc. (Nasdaq: GILD) announced today its results of operations for the quarter ended June 30, 2007. Total revenues for the second quarter of 2007 were $1.05 billion, up 53 percent compared to total revenues of $685.3 million for the second quarter of 2006. Net income for the second quarter of 2007 was $407.9 million, or $0.42 per diluted share, which included after-tax stock-based compensation expense of $34.3 million. Excluding after-tax stock-based compensation expense, non-GAAP net income for the second quarter of 2007 was $442.2 million, or $0.46 per diluted share, compared to non-GAAP net income of $292.9 million, or $0.31 per diluted share, for the second quarter of 2006.

Product Sales

Product sales were a record $905.1 million for the second quarter of 2007, compared to $590.7 million in the second quarter of 2006, a 53 percent increase. This growth was driven primarily by Gilead’s HIV product franchise, including the strong uptake of AtriplaTM (efavirenz 600 mg/ emtricitabine 200 mg/ tenofovir disoproxil fumarate 300 mg) following its launch in July 2006 in the United States as well as the strong growth of Truvada® (emtricitabine and tenofovir disoproxil fumarate) in Europe. Hepsera® (adefovir dipivoxil) and AmBisome® (amphotericin B) liposome for injection also experienced solid sales growth compared to the same quarter last year.

HIV Franchise

HIV product sales were $762.2 million in the second quarter of 2007, a 60 percent increase from $475.4 million for the same period in 2006.

•	Truvada

Truvada sales were $385.4 million for the second quarter of 2007, an increase of 29 percent from $299.3 million in the second quarter of 2006. Truvada sales accounted for approximately 51 percent of total HIV product sales and approximately 43 percent of Gilead’s total product sales in the second quarter of 2007.

•	Atripla

Atripla sales were $212.4 million in the second quarter of 2007, an increase of 12 percent from $190.2 million in the first quarter of 2007. Sales of Atripla commenced in the United States in the third quarter of 2006.

•	Viread

Sales of Viread® (tenofovir disoproxil fumarate) were $154.9 million in the second quarter of 2007, a seven percent decrease from $167.4 million in the second quarter of 2006.

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•	Emtriva

Emtriva® (emtricitabine) sales were $9.6 million for the second quarter of 2007, an increase of 11 percent from $8.7 million in the second quarter of 2006.

Hepsera for Chronic Hepatitis B

Hepsera sales were $75.2 million for the second quarter of 2007, a 32 percent increase from $56.8 million in the second quarter of 2006, driven primarily by sales volume growth in the United States and Europe.

AmBisome for Severe Fungal Infections

Sales of AmBisome for the second quarter of 2007 were $64.8 million, an increase of 16 percent from $55.6 million for the second quarter of 2006, driven primarily by sales volume growth across major European territories and Latin America, as well as a favorable foreign currency exchange impact.

Royalty, Contract and Other Revenues

For the second quarter of 2007, royalty, contract and other revenues resulting primarily from collaborations with corporate partners were $143.0 million, an increase of 51 percent from the second quarter of 2006. The increase in the second quarter of 2007 was driven primarily by the recognition of Tamiflu® (oseltamivir phosphate) royalties from F. Hoffmann-La Roche Ltd (Roche) of $123.1 million compared to Tamiflu royalties of $73.3 million recognized in the second quarter 2006. This increase was due to the significantly higher Tamiflu sales recorded by Roche during the first quarter of 2007 compared to the same period in 2006.

“We are very pleased with the results of the quarter and the strong product sales across all our franchises, driven in particular by Atripla sales in the U.S., as well as Truvada sales in Europe,” said John F. Milligan, PhD, Chief Operating Officer and Chief Financial Officer of Gilead. “We are committed to evaluating opportunities, such as the recently completed share repurchase program, to return value to our shareholders. And, while we are making and will continue to make significant investments in our business, we remain dedicated to managing our expenses.”

Research and Development

Research and development (R&D) expenses in the second quarter of 2007 were $135.9 million compared to $90.5 million for the same quarter in 2006. Non-GAAP R&D expenses, which exclude stock-based compensation expense, for the second quarter of 2007 were $119.3 million, compared to $77.6 million for the same quarter in 2006. Non-GAAP R&D expenses for the second quarter of 2007 were higher primarily as a result of increased compensation and benefits related to higher headcount, as well as increased clinical study expenses related to Gilead’s respiratory and cardiopulmonary programs.

Selling, General and Administrative

Selling, general and administrative (SG&A) expenses in the second quarter of 2007 were $186.2 million compared to $151.6 million for the same quarter in 2006. Non-GAAP SG&A expenses, which exclude stock-based compensation expense, for the second quarter of 2007 were $157.7 million, compared to $130.2 million for the same quarter in 2006. Non-GAAP SG&A expenses, which exclude stock-based compensation expense, for the second quarter of 2007 were higher primarily as a result of increased compensation and benefits related to increased headcount and marketing and promotional expenses including those related to the launch of LetairisTM (ambrisentan) for pulmonary arterial hypertension which received the U.S. Food and Drug Administration (FDA)’s approval in June 2007.

Cash, Cash Equivalents and Marketable Securities

As of June 30, 2007, Gilead had cash, cash equivalents and marketable securities of $2.0 billion compared to $1.4 billion as of December 31, 2006. The increase in cash, cash equivalents and marketable securities was primarily attributable to $1.0 billion of operating cash flows generated during the first six months of 2007, partially offset by the company’s repurchase of $454.9 million of its common stock under its stock repurchase program during the second quarter of 2007.

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Corporate Highlights

In May 2007, Gilead announced that its Board of Directors had approved a two-for-one split of the company’s outstanding common stock effected in the form of a stock dividend, payable to stockholders of record as of May 24, 2007. The company’s stock began trading at the post-split price on June 25, 2007. All share and per share data in this press release have been adjusted to reflect this two-for-one stock split.

Also in May 2007, Gilead announced the promotion of Paul Carter to Senior Vice President, International Commercial Operations. Mr. Carter, a member of Gilead’s Executive Committee, is responsible for the company’s commercial organization in all territories outside North America.

In June 2007, Gilead announced that it had completed the $1.0 billion stock repurchase program that was initially authorized by its Board of Directors in March 2006.

Product and Pipeline Highlights

“We are pleased to have received U.S. approval of Letairis for the once-daily treatment of pulmonary arterial hypertension in June,” said John C. Martin, PhD, President and Chief Executive Officer of Gilead. “This significant milestone was a result of teamwork across many sites and functional groups within our organization, as well as with the FDA. As a company dedicated to advancing therapeutics for diseases that represent significant unmet medical need,we are proud to have made Letairis available and accessible within four days of the approval.”

“In addition, Gilead made significant pipeline progress in the second quarter of this year, releasing top line data from two pivotal studies of Viread for the treatment of chronic hepatitis B as well as data for aztreonam lysine for inhalation for the treatment of pulmonary infection in patients with cystic fibrosis,” continued Dr. Martin. “Based on the positive results from these two programs, we expect to submit regulatory applications for both products prior to the end of this year.”

Hepatitis Franchise

In June 2007, Gilead announced that two Phase III clinical studies (Studies 102 and 103) evaluating the company’s once-daily anti-HIV drug Viread as a potential treatment for chronic hepatitis B virus infection, met their primary efficacy endpoints. Full data from these studies will be submitted for presentation at an upcoming scientific meeting.

Respiratory and Cardiopulmonary Franchise

In April 2007, Gilead presented detailed results of its Phase III AIR-CF2 study evaluating aztreonam lysine for inhalation at the Cystic Fibrosis Therapeutics Development Network conference in Seattle, Washington. Aztreonam lysine is an inhaled antibiotic for the treatment of patients with cystic fibrosis who have pulmonary infection with Pseudomonas aeruginosa.

In May 2007, the company announced that its Phase III AIR-CF1 met its primary efficacy endpoint of change at Day 28 from baseline in respiratory symptoms, as assessed by the Cystic Fibrosis Questionnaire-Revised, a patient-reported outcome tool used to measure health-related quality of life for people with cystic fibrosis. Full results from this study have been accepted for presentation at a scientific meeting later this year.

In June 2007, Gilead announced that the FDA granted approval of Letairis 5 mg and 10 mg tablets. Letairis is an endothelin receptor antagonist indicated for the once-daily treatment of pulmonary arterial hypertension (WHO Group 1) in patients with WHO Functional Class II or III symptoms to improve exercise capacity and delay clinical worsening. Gilead also announced the launch of GileadTMSolutions, a comprehensive set of programs designed to help patients navigate the reimbursement process for Letairis and help minimize barriers to treatment.

Conference Call

At 4:30 p.m. Eastern Time today, Gilead will host a conference call with a simultaneous webcast to discuss the results of its second quarter of 2007. During this call/webcast, Gilead’s management will be discussing the company’s second quarter 2007 results and providing a general business update. The webcast will be available live via the internet by accessing Gilead’s website at www.gilead.com. To access the webcast, please connect to the company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast. Alternatively, please call 1-866-831-6243 (U.S.) or 1-617-213-8855 (international) and dial the participant passcode 67563852 to access the call.

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A replay of the webcast will be archived on the company’s website for one year, and a phone replay will be available approximately two hours following the call through July 22, 2007. To access the phone replay, please call 1-888-286-8010 (U.S.) or 1-617-801-6888 (international) and dial the participant passcode 39746560.

About Gilead

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

Non-GAAP Financial Information

Non-GAAP net income, net income per diluted share, R&D expenses and SG&A expenses are presented excluding the impact of stock-based compensation expense and the related methodology for deriving dilutive securities. Management believes this non-GAAP information is useful for investors, taken in conjunction with Gilead’s GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the company’s operating results as reported under United States generally accepted accounting principles (GAAP).

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Gilead cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: Gilead’s ability to sustain the uptake and revenues for its HIV franchise, Hepsera and AmBisome; unpredictable variability of Tamiflu royalties and the strong relationship between this royalty revenue and global pandemic planning and supply; Gilead’s ability to submit regulatory applications for Viread for the treatment of chronic hepatitis B or aztreonam lysine for inhalation for the treatment of cystic fibrosis as currently planned; Gilead’s ability to receive regulatory approvals in a timely manner or at all, for new and current products, including Truvada and Atripla; Gilead’s ability to successfully develop its respiratory and cardiopulmonary franchise; initiating and completing clinical trials may take longer or cost more than expected; and other risks identified from time to time in Gilead’s reports filed with the U.S. Securities and Exchange Commission. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking.

Gilead directs readers to its Annual Report on Form 10-K for the year ended December 31, 2006, its Quarterly Report on Form 10-Q for the first quarter of 2007 and its subsequent current reports on Form 8-K. Gilead claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

# # #

Viread, Emtriva, Truvada, AmBisome and Hepsera are registered trademarks of Gilead Sciences, Inc.

Letairis is a trademark of Gilead Sciences, Inc.

Atripla is a trademark of Bristol-Myers Squibb & Gilead Sciences, LLC.

Tamiflu is a registered trademark of F. Hoffmann-La Roche Ltd.

For more information on Gilead Sciences, Inc., please visit www.gilead.com or call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Product sales	$905,058	$590,691	$1,745,283	$1,150,044
Royalty, contract and other revenues	143,031	94,611	331,236	228,136

Total revenues	1,048,089	685,302	2,076,519	1,378,180

Costs and expenses:
Cost of goods sold (1)	183,131	77,883	354,769	168,240
Research and development (1)	135,931	90,536	266,021	178,936
Selling, general and administrative (1)	186,179	151,568	352,737	294,037

Total costs and expenses	505,241	319,987	973,527	641,213

Income from operations	542,848	365,315	1,102,992	736,967

Interest and other income, net	27,689	37,360	50,793	65,885
Interest expense	(2,707)	(5,207)	(7,254)	(8,931)
Minority interest in joint venture	2,401	1,244	4,554	2,238

Income before provision for income taxes	570,231	398,712	1,151,085	796,159
Provision for income taxes (1)	162,301	133,562	335,748	268,305

Net income	$407,930	$265,150	$815,337	$527,854

Net income per share - basic	$0.44	$0.29	$0.88	$0.57

Net income per share - diluted	$0.42	$0.28	$0.85	$0.55

Shares used in per share calculation - basic	931,677	915,009	929,322	918,908

Shares used in per share calculation - diluted	967,928	952,434	964,614	958,007

Note:

(1)	The following is the stock-based compensation expense included in the respective captions of the condensed consolidated statements of income above:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Stock-based compensation expense:
Cost of goods sold	$2,682	$2,526	$5,212	$5,713
Research and development expenses	16,661	12,892	37,769	24,842
Selling, general and administrative expenses	28,464	21,349	62,120	35,845
Income tax effect	(13,547)	(9,046)	(30,655)	(15,175)

Total stock-based compensation expense, net of tax	$34,260	$27,721	$74,446	$51,225

GILEAD SCIENCES, INC.

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(unaudited)

(in thousands, except per share amounts)

Below is a reconciliation of Gilead’s GAAP net income and diluted per share amounts as reported in the attached press release. Non-GAAP net income and net income per diluted share are presented excluding the impact of after-tax stock-based compensation expense and the related methodology for deriving dilutive securities. Management believes this non-GAAP information is useful for investors, taken in conjunction with Gilead’s GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the company’s operating results as reported under GAAP.

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net income (GAAP)	$407,930	$265,150	$815,337	$527,854
Stock-based compensation expense, net of tax	34,260	27,721	74,446	51,225

Net income (Non-GAAP)	$442,190	$292,871	$889,783	$579,079

Shares used in per share calculation - diluted (GAAP)	967,928	952,434	964,614	958,007
Dilutive securities	2,799	1,057	2,408	1,507

Shares used in per share calculation - diluted (Non-GAAP)	970,727	953,491	967,022	959,514

Net income per share - diluted (GAAP)	$0.42	$0.28	$0.85	$0.55

Net income per share - diluted (Non-GAAP)	$0.46	$0.31	$0.92	$0.60

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2007	December 31, 2006
	(unaudited)	(Note 1)
Cash, cash equivalents and marketable securities	$1,987,083	$1,389,566
Other current assets	1,570,750	1,492,355
Property, plant and equipment, net	391,016	361,299
Other noncurrent assets	876,931	842,761

Total assets	$4,825,780	$4,085,981

Current liabilities	$751,725	$764,276
Long-term liabilities and minority interest	1,584,992	1,505,987
Stockholders’ equity	2,489,063	1,815,718

Total liabilities and stockholders’ equity	$4,825,780	$4,085,981

Note:

(1)	Derived from audited consolidated financial statements at that date.

GILEAD SCIENCES, INC.

PRODUCT SALES SUMMARY

(unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
HIV products:
Truvada – U.S.	$186,256	$207,738	$373,044	$387,528
Truvada – Europe	173,424	87,790	318,631	153,088
Truvada – Other International	25,680	3,727	39,623	7,585

	385,360	299,255	731,298	548,201

Atripla – U.S.	211,679	—	401,489	—
Atripla – Europe	—	—	—	—
Atripla – Other International	705	—	1,078	—

	212,384	—	402,567	—

Viread – U.S.	63,797	74,802	131,353	150,644
Viread – Europe	65,034	80,600	136,948	168,320
Viread – Other International	26,066	12,039	47,274	40,253

	154,897	167,441	315,575	359,217

Emtriva – U.S.	3,443	4,314	6,898	8,320
Emtriva – Europe	2,732	3,916	6,606	9,254
Emtriva – Other International	3,429	435	4,423	1,053

	9,604	8,665	17,927	18,627

Total HIV products – U.S.	465,175	286,854	912,784	546,492
Total HIV products – Europe	241,190	172,306	462,185	330,662
Total HIV products – Other International	55,880	16,201	92,398	48,891

	762,245	475,361	1,467,367	926,045

Hepsera – U.S.	32,491	23,800	62,260	46,189
Hepsera – Europe	33,627	27,091	66,917	52,230
Hepsera – Other International	9,055	5,953	17,340	11,080

	75,173	56,844	146,517	109,499

AmBisome	64,754	55,628	126,256	109,428
Other products	2,886	2,858	5,143	5,072

	67,640	58,486	131,999	114,500

Total product sales	$905,058	$590,691	$1,745,283	$1,150,044